Exhibit 21.1

Fortis Minerals, LLC

List of Subsidiaries

Name	Jurisdiction of Organization
Chisos Land, LLC	Delaware
Chisos Minerals, LLC	Delaware
Fortis Administrative Services, LLC	Delaware
Fortis Minerals I, LLC	Delaware
Fortis Minerals II, LLC	Delaware
Fortis Minerals Operating, LLC	Delaware
Fortis Sooner Trend, LLC	Delaware
FMII STM, LLC	Delaware
Phenom Minerals, LLC	Delaware
Sooner Trend Minerals, LLC	Delaware